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                                                                    Exhibit 10.6


                      [Letterhead of Waccamaw Corporation]



September 5, 1995

OVERNIGHT DELIVERY

Mr. Robert E. Jewell
145 Greenbrier Drive
Chagrin Falls, OH 44022

REF:  OFFER OF EMPLOYMENT

Dear Bob:

I am very pleased to offer you the position of Senior Vice President of Human Resources at Waccamaw Corporation. You will report directly to Gregory K. Johnson, President and Chief Executive Officer.

o Your base salary will be $170,000 per year and salary reviews will take place every eighteen (18) months.

o You will receive a signing bonus of $10,000 on your first day of employment.

o You will also be entitled to a retention bonus of $25,000 payable if you remain in the employ of Waccamaw at the end of six (6) months or earlier to the extent the bonus payment will be used by you for a home in the Myrtle Beach area.

o        You will have the use of a company leased automobile.

o You will participate in Waccamaw Corporation's Executive Bonus Plan (a copy of which is attached). Your multiplier win be 3. The minimum Return on Investment will be zero (0) for 1995. The Return on Investment threshold for later years will be determined by the Board of Directors.

o In the event that an Equity Rights Plan is initiated for Waccamaw Corporation, you will be a participant.

In the event of a change of control of the company during the first 3 years of your employment, you will receive an amount equal to your current annual salary if you lose your job, or if your job is terminated within the first 12 months of the change of control.

If you are terminated without Cause, the termination will be equal to one (1) year's pay at your then current salary. If you are terminated due to performance issues, you will be given prior written notice in keeping with our total company policy.

Additionally, you will receive the following:


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         1)       Participation in the company medical, life insurance, short and long-term disability programs for you and your qualified dependents. This participation will commence on your first date of employment.

         2) Participation in the company's pension plan and 401(k) savings plan.

         3)       Three (3) weeks paid vacation.

To assist you in relocating to Myrtle Beach, Waccamaw Corporation is prepared to reimburse you for the following expenses:

         1) Reasonable travel expenses for two (2) trips to Myrtle Beach to search for housing.

         2) The reasonable cost of moving you and your family to Myrtle Beach, South Carolina.

         3) Temporary living expenses in the Myrtle Beach area not to exceed three (3) months.

         4) To the extent any of the reimbursements for relocation expenses (described in terms 1, 2, & 3 in this section) are treated as taxable income and exceed allowable deductions for moving expenses, Waccamaw will pay a sum sufficient to cover the employee's incremental income tax liability.

As part of the employment process, you will have a routine physical examination. You will also be asked to indicate your agreement to comply with the Georgetown Industries, Inc. Code Business Conduct and Anti-Trust Policy Statement, copies of which are attached.

Bob, I am very excited about bringing your experience and professionalism to our company. You will make a major contribution to a very aggressive growth opportunity.

With best regards,

/s/ Stephen M. Petty

Stephen M. Petty
Acting General Manager &
Chief Financial Officer/Senior Vice President of Finance
WACCAMAW CORPORATION

SMP/cm/attachments
Copy:    G. William Miller


ACCEPTED THIS _____ DAY OF SEPTEMBER, 1995

/s/ Robert E. Jewell
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ROBERT E. JEWELL